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Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
FortuNet, Inc.
at
$2.25 Net Per Share
by
The Yuri Itkis Gaming Trust of 1993
and
YI Acquisition Corp.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, February 12, 2010, unless the Offer is extended.

January 15, 2010

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated January 15, 2010 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by The Yuri Itkis Gaming Trust of 1993 (the "Gaming Trust"), through its wholly owned subsidiary YI Acquisition Corp., a Nevada corporation ("YI Acquisition."), to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of FortuNet, Inc., a Nevada corporation ("FortuNet"), at $2.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. Unless otherwise specified, references in this letter to the "Trust" are to the Gaming Trust and/or YI Acquisition Corp., as applicable.

        We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

        1.     The tender price is $2.25 per Share, net to the seller in cash without interest.

        2.     The Offer is being made for all outstanding Shares.

        3.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, February 12, 2010, unless the Offer is extended.

        4.     The Offer is conditioned upon there being validly tendered a sufficient number of shares such that the Trust owns at least ninety percent of the outstanding shares as of the date the Shares are accepted for payment pursuant to the Offer which would include the tender of a majority of the Shares not held by the Trust or directors or officers of FortuNet. The Offer is also subject to the other conditions described in the Offer to Purchase.

        5.     Tendering holders of Shares whose Shares are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Trust pursuant to the Offer. However, U.S. federal backup withholding tax at a rate of 28% may be required, unless an exemption is available or unless a holder's tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

        6.     Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (b) a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") with the Depositary's account at The Depository Trust Company (an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes). Accordingly, tendering holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Shares be paid by the Trust, regardless of any extension of the Offer or any delay in making such payment.

        The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching, and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

Instructions with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
FortuNet, Inc.
by
The Yuri Itkis Gaming Trust of 1993
and
YI Acquisition Corp.

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated January 15, 2010, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by The Yuri Itkis Gaming Trust of 1993 (the "Gaming Trust"), through its wholly owned subsidiary YI Acquisition Corp., a Nevada corporation ("YI Acquisition"), to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of FortuNet, Inc., a Nevada corporation, at $2.25 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. Unless otherwise specified, references in these instructions to the "Trust" are to the Gaming Trust and/or YI Acquisition, as applicable.

        This will instruct you to tender to the Trust the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

SIGN HERE:

Name(s) of Record Holder(s):

Account Number:

Signature(s):

Dated:

Print Name(s):

Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number:

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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  Exhibit (a)(1)(v)